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                                                                    EXHIBIT 23.1




               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Ecometry Corporation:


We consent to incorporation by reference into previously filed registration statements on Form S-8 (Registration No. 333-71669 and 333-49470) Ecometry Corporation of our report dated January 19, 2001, relating to the consolidated balance sheets of Ecometry Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, redeemable preferred stock, stockholders' equity (deficit) and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2000 and the related financial statement schedule, which report appears in the Company's 2000 Annual Report on Form 10-K.





Fort Lauderdale, Florida
March 16, 2001